Exhibit 99.1 Press Release dated February 17, 2010

FOR IMMEDIATE RELEASE                                                                                                FOR MORE INFORMATION:
       Todd Kanipe
                                       Chief Executive Officer
                                        (270) 393-0700

   Citizens First Corporation Announces Fourth Quarter 2009 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) today reported its results of operations for the fourth quarter and year ending December 31, 2009 which include the following:

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For the quarter ended December 31, 2009, the Company reported a net loss before dividends to preferred shareholders of ($542,000).  Net loss available to common shareholders was ($798,000) or, ($0.41) per basic and diluted common share for the quarter ending December 31, 2009.  The quarterly operations were impacted by the branch restructuring plan announced in October, an increase in the provision for loan losses, and expenses incurred to defend the Company from the unsuccessful hostile tender offer initiated by Porter Bancorp.

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Net interest income for the quarter ended December 31, 2009 increased $254,000, or 9.5%, compared to the same quarter in the previous year.  Net interest income for the twelve month period ended December 31, 2009 increased $80,000, or 0.7%, compared to the previous year.

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The Company’s net interest margin was 3.83% for the quarter ended December 31, 2009 compared to 3.44% for the quarter ended December 31, 2008.  The Company’s net interest margin was 3.63% for the twelve months ended December 31, 2009 compared to 3.52% for the twelve months ended December 31, 2008.

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Provision for loan losses for the quarter ended December 31, 2009 increased $115,000, or 10.7%, for the fourth quarter of 2009 compared to the previous year.  Provision for loan losses for the twelve month period ended December 31, 2009 increased $2.8 million, or 143.4%, compared to the previous year.

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Total deposits increased to $288.5 million at December 31, 2009 compared to $273.0 million at December 31, 2008, while total loans declined to $263.9 million at December 31, 2009 compared to $271.7 million at December 31, 2008.

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For the twelve months ending December 31, 2009, the Company reported a net loss before dividends to preferred shareholders of $(1.6) million.  Net loss available to common shareholders was $(2.6) million or $(1.32) per basic and diluted common share for the twelve months ended December 31, 2009.

Todd Kanipe, President and CEO, stated “The fourth quarter was a challenging time for the company.  On October 20, we announced a plan designed to streamline branch delivery and significantly reduce operating expenses in order to improve financial performance and enhance shareholder value.  On October 23, Porter Bancorp publicly announced a hostile tender offer to acquire control of Citizens First.  The offer was ultimately withdrawn by Porter on December 14; however, not before Citizens First incurred additional fourth quarter expenses of approximately $350,000 defending against this unsolicited tender offer.”

Kanipe continued, “Despite the distraction and additional costs related to Porter’s hostile attempt, management moved forward with the implementation of its plan, including:  the closing of three branches, a 20% reduction in staffing, and the reorganizing of its administrative services.  These actions resulted in charges of approximately $300,000 in the fourth quarter, but we expect these changes will reduce operating expenses by approximately $800,000 in 2010.”

“During the fourth quarter we expanded the focus of our profit improvement efforts to a complete review of the income statement,” Kanipe added.  “In addition to the expense reductions announced in October, we instituted more disciplined loan floor pricing and adjusted our deposit charges and waiver policy.  We expect these changes to have a positive impact in the first quarter and build throughout the year.”

Net interest income for the quarter ended December 31, 2009 increased $254,000, or 9.5%, compared to the previous year.  Net interest income for the twelve month period ended December 31, 2009 increased $80,000, or 0.7%, compared to the previous year.  This increase in net interest income was impacted by a reduction in interest expense which exceeded the reduction in interest income.  The prime rate remained stable throughout 2009 at 3.25%, and both loans and deposits renewed at lower rates throughout the year.

Non-interest income for the three months ended December 31, 2009 decreased $17,000, or 2.5%, compared to the three months ended December 31, 2008, primarily due to a reduction in deposit service charges.  Non-interest income for the twelve months ended December 31, 2009 increased $163,000, or 5.7%, compared to the twelve months ended December 31, 2008.  The primary increase in non-interest income is due to a $361,000 gain recognized on securities sold during the second quarter of 2009, partially offset by a $243,000 decline in deposit service charges.

Non-interest expense for the three months ended December 31, 2009 increased $396,000, or 13.3%, compared to the three months ended December 31, 2008.  Restructuring costs, including severance payments and additional fixed asset expenses, totaled $269,000; while expenses related to the hostile tender offer by Porter Bancorp totaled $351,000.  “Absent these non-routine expenses our non-interest expense would have declined approximately $224,000 for the quarter compared to the fourth quarter of 2008. Non-interest expense for the twelve months ended December 31, 2009 increased $1.0 million, or 8.7%, compared to the twelve months ended December 31, 2008.  The increase is primarily attributable to the additional expenses incurred in the fourth quarter referenced above, as well as increased FDIC insurance premiums for the year of $295,000.

A $1.2 million provision for loan losses was recorded for the fourth quarter of 2009, compared to a $1.1 million provision in the fourth quarter of 2008.  The provision for loan losses for the twelve months ended December 31, 2009 was $4.7 million compared to $1.9 million for the twelve months ended December 31, 2008. The increase in the provision during 2009 is reflective of the current economic environment and the charge-off of a major credit related to the automotive industry.  Net charge-offs were $1.0 million for the fourth quarter of 2009 compared to $505,000 in the fourth quarter of 2008.  Net charge-offs for 2009 totaled $4.6 million compared to $1.3 million for 2008.

Non-performing assets totaled $2.4 million at December 31, 2009 compared to $3.7 million at December 31, 2008, a decrease of $1.3 million.  Non-performing assets to total assets ratio was 0.70% and 1.03% at December 31, 2009 and December 31, 2008, respectively.  The allowance for loan losses at December 31, 2009 was $4.0 million, or 1.50% of total loans, compared to $3.8 million, or 1.40% of total loans as of December 31, 2008. “Our non-performing assets improved as we worked to recognize and resolve problem loans and liquidate foreclosed properties.  The allowance for loan losses was increased to reflect economic conditions in south central Kentucky, which we continue to closely monitor,” Kanipe added.

Total assets at December 31, 2009 were $344.3 million, down $10.8 million, or 3.0%, from $355.1 million at December 31, 2008.  Loans decreased $7.8 million, or 2.9%, from $271.7 million at December 31, 2008 to $263.9 million at December 31, 2009.  Deposits at December 31, 2009 were $288.5 million, an increase of $15.5 million, or 5.7%, compared to $273.0 million at December 31, 2008.

At December 31, 2009, total shareholders’ equity was $36.9 million and total tangible shareholders’ equity was $33.0 million.  The Company’s tangible equity ratio was 9.70% as of December 31, 2009.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the success of cost savings and expense reductions from planned branch closures and restructuring.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Interest income	$4,346	$4,806	$17,432	$20,531
Interest expense	1,428	2,142	6,413	9,592
Net interest income	2,918	2,664	11,019	10,939
Provision for loan losses	1,190	1,075	4,690	1,927
Net interest income after provision for loan losses	1,728	1,589	6,329	9,012
Non-interest income	653	670	3,002	2,839
Non-interest expense	3,366	2,970	12,347	11,360
Goodwill impairment	0	8,698	0	8,698
Income (loss) before income taxes	(985)	(9,409)	(3,016)	(8,207)
Provision (benefit) for income taxes	(443)	(2,733)	(1,430)	(2,566)
Net income/(loss)	(542)	(6,676)	(1,586)	(5,641)
Preferred dividends and discount accretion	256	145	1,020	534
Net income (loss) available for common shareholders	($798)	($6,821)	($2,606)	($6,175)
Basic and diluted earnings (loss) per common share	($0.41)	($3.46)	($1.32)	($3.14)

Consolidated Statement of Condition:	December 31,	December 31
	2009	2008
Cash and cash equivalents	$ 9,756	$15,331
Available for sale securities	41,059	39,928
Loans held for sale	295	553
Loans	263,922	271,745
Allowance for loan losses	(3,955)	(3,816)
Intangible assets	3,868	4,144
Other assets	29,324	27,240
Total assets	$344,269	$355,125

Deposits	$288,520	$273,015
Securities sold under repurchase agreements	800	8,258
FHLB advances	11,500	27,500
Other borrowings	5,000	5,000
Other liabilities	1,553	2,067
Total liabilities	307,373	315,840
Preferred stock	16,182	16,118
Common stock	27,072	27,058
Retained deficit	(5,835)	(3,228)
Accumulated other comprehensive loss	(523)	(663)
Total shareholders’ equity	36,896	39,285
Total liabilities and shareholders’ equity	$344,269	$355,125

Selected Financial Ratios, annualized (Unaudited):
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Return on average assets	(0.62%)	(7.40%)	(0.46%)	(1.56%)
Return on average equity	(5.70%)	(68.93%)	(4.05%)	(14.82%)
Efficiency ratio	91.82%	340.17%	87.90%	141.67%
Non-interest income to average assets	0.75%	0.74%	0.86%	0.78%
Non-interest expenses to average assets	(3.88%)	(12.92%)	(3.56%)	(5.44%)
Net interest margin (1)	3.83%	3.44%	3.63%	3.52%

	December 31, 2009		December 31, 2008
Asset Quality:
Non-performing loans to total loans	0.47%		0.94%
Non-performing assets to total assets	0.70%		1.03%
Loan loss reserve to total loans	1.50%		1.40%

Capital:
Tier 1 Leverage	10.53%		11.31%
Tier 1 Risk-Based Capital	12.55%		13.52%
Total Risk Based Capital	13.80%		14.77%
Tangible equity to tangible assets ratio(2)	9.70%		10.01%
Book value per common share	$10.52		$11.77
Tangible book value per common share (2)	$8.56		$9.66
Shares outstanding (in thousands)	1,969		1,969
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(1)	Presented on a tax-equivalent basis for tax-exempt securities
(2)
The tangible equity to tangible assets ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for a reconciliation of this ratio and per share amount to GAAP.

	December 31, 2009	December 31,2008
Regulation G Non-GAAP Reconciliation:
Total shareholders’ equity	$36,896	$39,285
Less:
Preferred stock	(16,182)	(16,118)
Goodwill	(2,575)	(2,575)
Intangible assets	(1,293)	(1,569)
Tangible common equity (a)	16,846	19,023
Add:
Preferred stock	16,182	16,118
Tangible equity (b)	$33,028	$35,141

Total assets	$344,269	$355,125
Less:
Goodwill	(2,575)	(2,575)
Intangible assets	(1,293)	(1,569)
Tangible assets (c)	$340,401	$350,981
Shares outstanding (in thousands) (d)	1,969	1,969

Tangible book value per common share (a/d)	$8.56	$9.66
Tangible equity ratio (b/c)	9.70%	10.01%

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